[PRICE-WATERHOUSE LETTERHEAD]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated June 28, 1995, relating to the financial statements and selected per share data and ratios appearing in the April 30, 1995 Annual Report of Pauze' U.S. Government Total Return Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/S/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Antonio, Texas
February 14, 1996